EXHIBIT 7.06

JOINDER AGREEMENT

This JOINDER AGREEMENT is dated as of May 22, 2013.

Reference is hereby made to the Consortium Agreement, dated May 19, 2013, as amended, modified or supplemented from time to time (the “Consortium Agreement”), among the Senior Management Members named therein and Red Pebble Acquisition Co Pte. Ltd., a company organized under the laws of Singapore (the “Sponsor”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Consortium Agreement.

Pursuant to and in accordance with Section 1.03 of the Consortium Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Consortium Agreement and agrees that upon execution of this Joinder Agreement, the undersigned shall become a party to the Consortium Agreement as a Senior Management Member and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Consortium Agreement as a Senior Management Member as though an original party thereto and shall be deemed, and is hereby admitted as, a Senior Management Member for all purposes thereof.

Without prejudice to the generality of the foregoing, the undersigned represents and warrants, for purposes of Section 8.02 of the Consortium Agreement and subject to the terms and conditions of any Target equity incentive plans (including any agreements entered into between the undersigned and the Target in connection therewith) under which Target Ordinary Shares or other Securities of the Target were issued to or are held by the undersigned, that (i) as of the date hereof, such person holds of record (free and clear of any encumbrances or restrictions) the number of outstanding Target Ordinary Shares set forth under the heading “Target Ordinary Shares” in the table below, (ii) as of the date hereof, such person holds (free and clear of any encumbrances or restrictions) the other Securities of Target set forth under the heading “Other Securities” in the table below, and (iii) such person has the sole right to control the voting and disposition of the Target Ordinary Shares and any other Securities of Target held by such person, and (iv) as of the date hereof, such person does not directly or indirectly own any Target Ordinary Shares or other Securities of Target, other than the Securities set forth in the table below.

	Target Ordinary Shares		Other Securities*
Senior Management Member	Target Ordinary Shares (represented or not represented by ADSs)	Restricted Target Ordinary Shares	Restricted Share Units	Options
Jian Wu	14,450	—	84,288	36,643

Schedule A to the Consortium Agreement is hereby deemed to be supplemented by the information set forth in the table above.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto).

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first written above.

Jian Wu

By:	/s/ Jian Wu

Tiak Koon Loh

For and on behalf of the Senior Management Members

By:	/s/ Tiak Koon Loh

Red Pebble Acquisition Co Pte. Ltd.

By:	/s/ Pithambar Gona
Name: Pithambar Gona
Title: Director